UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: February 6, 2003)

AMERUS GROUP CO.
(Exact Name of Registrant as Specified in its Charter)

IOWA (State or Other Jurisdiction of Incorporation)	42-1458424 (Commission File Number)	000-30898 (IRS Employer Identification No.)

699 WALNUT STREET DES MOINES, IOWA (Address of principal executive offices)	50309-3948 (Zip Code)

Registrant’s telephone number, including area code: (515) 362-3600

SIGNATURE
EXHIBITS
Press Release
Supplemental Information

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

AmerUs Group Co. (the “Company”) reported the following results in a press release on February 6, 2003.

Net Income

     As previously announced by the Company, credit-related losses impacted net income during 2002. Net income decreased to $7.2 million for the fourth quarter of 2002, or $0.18 per diluted share compared to $21.5 million, or $0.51 per diluted share a year ago ($0.46 per diluted share including goodwill amortization). Year-to-date net income was $62.9 million, or $1.56 per diluted share, compared with $81.2 million or $2.17 per diluted share ($1.95 per diluted share including goodwill amortization) a year ago.

Record Protection Product Sales

     Fourth quarter fixed life sales increased to $33.6 million, compared to $28.1 million in the fourth quarter of 2001. Year-to-date, fixed life sales were up 73 percent to $129.7 million compared to $74.7 million during the same period of 2001. Assuming Indianapolis Life was owned for all of 2001, year-to-date fixed life sales would have increased 33 percent, up from $97.3 million. In January of 2003, life insurance sales were $11.6 million, an increase of 24 percent over January 2002 sales.

Accumulation Product Sales

     Sales of fixed annuity products for the quarter were $514 million, compared with $550 million for the fourth quarter of 2001. Year-to-date, fixed annuity sales were $1.8 billion compared to $1.9 billion a year ago. Additionally, the company issued $125 million of funding agreements during the quarter, resulting in total funding agreement issuance of $875 million during 2002. 2003 annuity production was $114.8 million, representing 7.7 percent of the

Company’s 2003 goal. This is in line with the Company’s January 2002 annuity premium, which represented 7.5 percent of 2002 annuity production.

ITEM 7 (c).   EXHIBITS

Exhibit 99.1   Press Release dated February 6, 2003.

Exhibit 99.2   Supplemental Information.

ITEM 9. REGULATION FD DISCLOSURE

     On February 6, 2003, the Company issued the press release attached hereto as Exhibit 99.1 and posted the supplemental information attached hereto as Exhibit 99.2 on its web site.

     In a conference call held on February 7, 2003, the Company made the following additional comments.

     All statements, trend analyses and other information contained in the following statements relative to markets for products and trends in operations or financial results, as well as other statements including words such as “anticipate”, “believe”, “plan”, “estimate”, “expect”, “intend”, and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities (a) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the Company’s ability to sell products, the market value of investments and the lapse rate and profitability of policies; (b) the ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources; (c) customer response to new products, distribution channels and marketing initiatives; (d) mortality, morbidity, and other factors which may affect the profitability of insurance products; (e) the ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims; (f) changes in the federal income tax laws and regulations which may affect the relative tax advantages of some products; (g) increasing competition in the sale of insurance and annuities and the recruitment of sales representatives; (h) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (i) the Company’s ratings and those of its subsidiaries by independent rating organizations which AmerUs Group believes are particularly important to the sale of products; (j) the performance of investment portfolios; (k) the impact of changes in standards of accounting for derivatives and business combinations, goodwill and other intangibles and purchase accounting adjustments; (l) the Company’s ability to integrate the business and operations of acquired entities; (m) expected life and annuity product margins; (n) the impact of anticipated investment transactions; and (o) unanticipated litigation or regulatory investigations.

     There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by the Company or on its behalf. Forward-looking statements speak only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statement.

     The Company expected annuity production to be slightly lower in 2003, with annuity sales expected to approach $1.5 billion for 2003. The Company also expected annuity lapse ratios to continue on a downward trend.

     The Company expected to issue $500 million in funding agreements in 2003.

     Return on average equity in 2002 was 12 percent. The Company stated its belief that as more of the Company’s liabilities shift toward its higher return equity-index products, its long-term return on average equity can grow to 13-14 percent.

     The Company also confirmed its 2003 net adjusted operating earnings guidance of $3.70 to $3.80 per share.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERUS GROUP CO

By:	/s/ MELINDA S. URION

Melinda S. Urion Executive Vice President and Chief Financial Officer

Dated: February 7, 2003

EXHIBITS

Exhibit No	Description

99.1	Press Release dated February 6, 2003.

99.2	Supplemental Information.